Exhibit 4.8

English summary of the office lease agreement dated January 15, 2020, entered by and between Rubenstein Buildings Ltd. (the “Landlord”) and monday.com Ltd. (the “Company”), regarding the Company’s office space in Tel-Aviv, Israel, as amended from time to time (“Lease”).

Subject Matter of the Lease: unprotected tenancy lease in connection with, inter alia, office, storage and parking spaces for the purpose of conducting the Company’s business. Premises are located in Tel-Aviv, Israel.

Term of the Lease:
•	The term of the Lease is one hundred and twenty (120) months commencing on April 1, 2021 (“Original Term”), unless terminated by the Company prior thereto.
•	The term of the Lease for all parking spaces, leased by the Company from time to time, is linked to the lease term of the main premises.
•	The Company has an option to terminate the Lease beginning on March 31, 2026, subject to the Company providing the Landlord with one (1) year prior written notice. Additionally, in the event of such early termination, the Company shall pay the Landlord a monetary penalty (measured as of the date upon which the Company provided notice of early termination) for every square meter renovated by the Landlord to fit specifications requested by the Company.

Premises Covered by the Lease:
•	Property: the Lease includes 15 floors, levels 20-34. The initial Lease included nine floors and six additional floors were supplemented three years following the initial Lease.
•	Parking: the Lease includes 20 parking spaces per floor rented and three hundred (300) parking spaces in total.

Rental Fees:
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Property: the Company shall pay a monthly rental fee of approximately NIS 119 (approximately US$33) per square meter (gross) for floors 20-33, and NIS 127 (approximately US$34.67) per square meter (gross) for floor 34. All rental fees are exclusive of VAT and index-linked to the Consumer Price Index published by the Central Bureau of Statistics (the “Index”).

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Parking:  the monthly rental fee for the parking spaces leased by the Company range between NIS 750 (in the Sonol building) and NIS 950 (in the Rubenstein building) per parking space, in each case, plus VAT and Index-linked.

•	Management: the Company shall pay a monthly fee of 19.4 NIS (approximately US$5.4) per square meter (gross) plus VAT and Index-linked.
•	Payment Terms: the Company shall pay via wire transfer on a monthly basis, until the 10th day of each month.

Guarantees:

An autonomous un-conditional bank guarantee, for an amount of NIS 6,800,000 plus VAT for the initial lease of nine floors, which will increase to up to NIS 9,800,000. All guarantees will remain in force for the entire term of Lease and for ninety (90) days thereafter.

Other Terms of the Lease:

•	The Company has a right to sub-lease up to nine floors, provided it receives the Landlord’s prior consent.
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Similar to other lease agreements, the Company agrees to assume responsibility for any injury or loss (bodily or otherwise) resulting from any act, omission or negligence (excluding gross negligence and malicious acts of the Landlord) with respect of the Company, related to its use of the leased property.

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Upon the termination or expiration of the Lease, the Company shall vacate the premises from any person or object which is not owned by the Landlord and return it to the Landlord in an undamaged, usable state.

•	The parties have agreed that any amounts owed shall not be subject to a set-off right.
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Generally, the Company may not perform any major renovations on the premises without prior written authorization from the Landlord. The Company may however perform renovations on internal renovations without obtaining Landlord’s consent, provided they do not in any way damage the building, its shell walls, or systems.

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The Company is responsible for paying for water, power and telephone utility bills, in addition to any taxes or fees, tolls, levies, property taxes and any other payments owed to governmental or local authorities relating to the property during the term of the Lease, unless such fees are specifically designated for the property owner.